Exhibit 10
GENERAL ELECTRIC COMPANY
2006 EXECUTIVE DEFERRED SALARY PLAN

I.	Eligibility

Each employee of General Electric Company or a participating affiliate ("Company") who, as of December 31, 2005, is in an Executive Band or higher position, or, in the discretion of affiliate management, an equivalent position in such affiliate, and who is subject to U.S. tax laws, shall be eligible to participate in this Plan.

II.	Deferral of Salary

1.
Each employee eligible to participate in this Plan ("Participant") shall be given an opportunity to irrevocably elect (subject to any conditions set out in the election form) prior to any deferral hereunder:

(a)	the portion of the Participant's annual base salary rate as of November 1, 2005 to be deferred. The minimum portion deferred shall be 10% and the maximum shall be 50%, and

(b)	the form of payout alternative as set forth in Section V.

2.
Commencing with base salary for January 2006, the Participant's total base salary elected to be deferred under this Plan will be deferred in ratable installments through the month of December 2006, and will be credited to the Participant's deferred salary cash account ("Deferred Account") as of the end of the month of deferral ("Deferral Date").

III.	Special One-Time Matching Credit

As of December 31, 2006, a special one-time credit shall be made to the Deferred Account of each Participant who is actively employed by the Company on such date. The amount of such credit shall equal 3.5% of the total base salary deferred under this Plan by the Participant (excluding interest). Such credit shall not be provided for any Participant who has terminated employment with the Company for any reason prior to December 31, 2006, or is not actively employed on such date.

IV.	Manner of Accounting

1.	Each Deferred Account shall be unfunded, unsecured and nonassignable, and shall not be a trust for the benefit of any Participant.

2.
Except as may be otherwise provided in Section V or VIII, the Participant's Deferred Account will be credited with (a) the amount of base salary deferred on each Deferral Date as set forth in Section II, (b) the special one-time matching credit as set forth in Section III, and (c) interest at the annual rate of 8.5% compounded annually on each December 31.

(1)

V.	Payment of Deferred Account

1.	Payment of a Participant's Deferred Account will be made only after termination of employment of the Participant.

2.
If no manner of payment election is made, the Deferred Account will be paid in 10 annual installments commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment.

3.
At the time of election to defer base salary, a Participant may irrevocably elect: (a) the number of annual payout installments (minimum of 10, maximum of 20) of the Deferred Account commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment, unless (b) a lump sum payment of the Deferred Account is elected in which case the lump sum payment will be made on March 1 (or as soon thereafter as practical) following the year of termination of employment.

4.
Participants who terminate their employment on or after December 31, 2006 because of retirement, death, disability, layoff, plant closing or transfer to a successor employer which is not controlled by the Company, or Participants who terminate their employment on or after December 31, 2010 for any reason, will receive payouts based on Deferred Account accumulations at the 8.5% interest rate. Payments will be made pursuant to Section V.2 or V.3 above beginning on March 1 (or as soon thereafter as practical) following the year of termination of employment.

5.
If the Participant terminates employment prior to December 31, 2006 for any reason, or prior to December 31, 2010 for any reason other than retirement, death, disability, layoff, plant closing or transfer to a successor employer which is not controlled by the Company, the Participant's Deferred Account will be paid in a lump sum as soon as practical following the date of termination. Unless waived by the Chairman, Section IV.2. (c) shall not apply to such a Participant and no interest shall be payable with such lump sum.

6.
Notwithstanding any provision of this Plan to the contrary, no payments shall be made to a key employee during the six-month period following his separation from service to the extent necessary to comply with Section 409A(a)(2) of the Internal Revenue Code.

VI.	Death Benefits

In the event of a Participant's death prior to receiving any or all payments to which the Participant is entitled, the remaining Deferred Account shall be paid at the time and in the manner provided in Section V to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form properly filed by the Participant with the Company in accordance with established administrative procedures. If no such designated beneficiary survives the Participant, such remaining benefits shall be paid as set forth above to the Participant's estate.

(2)

VII.	Administration and Interpretation

This Plan shall be administered by a "Committee" consisting of not less than two persons appointed from time to time by the Chairman. The Committee shall have full power and authority on behalf of the Company to administer and interpret the Plan in its sole discretion. All Committee decisions with respect to the administration and interpretation of the Plan shall be final and binding upon all persons.

VIII.	Amendment of the Plan

This Plan may be amended, suspended or terminated at any time by the Management Development and Compensation Committee of the Board of Directors (“MDCC”), except that the MDCC may not alter a Participant’s individual elections made pursuant to Section II.1.

IX.	Effective Date

The effective date of this Plan shall be January 1, 2006.

(3)

2006 EXECUTIVE DEFERRED SALARY PLAN

As provided pursuant to the terms of the above-mentioned Plan, Messrs. Norman C. LaFlamme and Jerry Wald are hereby appointed to serve on the administrative committee for said Plan.

(4)